Exhibit 99.1

VistaGen Appoints Reid Adler as Chief Legal Officer

SOUTH SAN FRANCISCO, Calif., May 2, 2022 —VistaGen Therapeutics, Inc. (Nasdaq: VTGN) (VistaGen) a late clinical-stage, central nervous system (CNS)-focused biopharmaceutical company aiming to transform the treatment landscape for individuals living with anxiety, depression and other CNS disorders, today announced the appointment of Reid Adler as its Chief Legal Officer. Mr. Adler will oversee VistaGen's legal affairs and provide strategic guidance to its Executive Team and Board of Directors.

“We are excited to welcome Reid to VistaGen’s Executive Team,” said Shawn Singh, Chief Executive Officer. “He is a visionary, trusted advisor and proven leader who brings deep legal experience across numerous domains as well a passion for helping patients and creating change. We look forward to his perspectives and insights as we continue to grow our business. We are excited about our potential to positively impact millions of people suffering from anxiety and depression disorders, and we are confident Reid is the right legal expert to guide us on our important work.”

“It's a privilege to join the VistaGen leadership team after supporting the company’s efforts as outside counsel,” stated Reid Adler. “The pandemic continues to remind us how many individuals suffer with paralyzing mental health challenges and the critical need for supportive medications. I look forward to joining the team and using my legal expertise to help advance the company’s continued success.”

With a legal career spanning more than three decades, Adler joins VistaGen from the law firm Capital Technology Law Group, where he served as the legal counsel for several technology and life science businesses and not-for-profits, over the past decade. Adler has been at the forefront of strategic planning, developing programs and policies for various types of organizations, providing governance advice to senior management, negotiating complex technology transactions and the strategic management of intellectual property assets. His career includes experience as a senior partner at two international law firms, Morrison & Foerster and Morgan Lewis, as well as general counsel to the pioneering J. Craig Venter Institute for genomics. He has also consulted with several multinational pharmaceutical companies on product exclusivity and for the Coalition for Epidemic Preparedness Innovations on legal and business development aspects of vaccines.

Adler was the founding director of the National Institutes of Health (NIH) Office of Technology Transfer, where he built a team of over 40 people to evaluate the translation of research projects into health care products. He played a key role at the NIH in developing policies and model agreements, research integrity guidelines and the Uniform Biological Material Transfer Agreement, currently used by hundreds of organizations worldwide.

Adler received a Bachelor of Science degree from University of Maryland, College Park and a Juris Doctor degree from George Washington University.

About VistaGen

VistaGen (Nasdaq: VTGN) is a late clinical-stage, CNS-focused biopharmaceutical company striving to transform the treatment landscape for individuals living with anxiety, depression and other CNS disorders. The Company is advancing therapeutics with the potential to be faster-acting, and with fewer side effects and safety concerns, than those that are currently available. VistaGen’s clinical-stage candidates are targeting multiple forms of anxiety and depression. They belong to a new class of drugs known as pherines, which are odorless, tasteless, neuroactive steroids that bind to distinct receptors on chemosensory neurons in the nasal passages and can impact the limbic amygdala without systemic uptake or direct activity on CNS neurons in the brain. VistaGen’s lead candidate, PH94B, is a nasally administered spray currently in multiple Phase 3 trials in the U.S., with results anticipated in 2022. Should ongoing Phase 3 studies be successful, PH94B has the potential to be the first FDA-approved, fast-acting, acute treatment of anxiety for adults with social anxiety disorder. With an experienced leadership team, VistaGen is passionate about transforming mental health care and redefining what is possible in the treatment of anxiety and depression. Connect at www.VistaGen.com.

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CONTACTS

Media

Nate Hitchings

SKDK

Email: nhitchings@skdknick.com

Investors

Mark Flather

Vice President, Investor Relations, VistaGen Therapeutics

Phone: (650) 577-3617

Email: mflather@vistagen.com